Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

April 1, 2020

Comtech Telecommunications Corp.

68 South Service Road, Suite 230

Melville, NY 11747

Re: Comtech Telecommunications Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Comtech Telecommunications Corp., a Delaware corporation (“Comtech”), in connection with the proposed merger (the “Merger”) of Gilat Satellite Networks Ltd., a company organized under the laws of the State of Israel (“Gilat”), with and into Convoy Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Comtech (“Merger Sub”), pursuant to an Agreement and Plan of Merger dated as of January 29, 2020 (the “Merger Agreement”), by and among Comtech, Gilat and Merger Sub. In connection with the Merger, Comtech will issue up to 4,854,979 shares (the “Shares”) of its common stock, par value $0.10 per share, upon the terms and conditions set forth in the Merger Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of Comtech, as filed with the Securities and Exchange Commission (the “Commission”).

As counsel for Comtech we have examined and relied upon such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion. We have also made such examinations of law as we have deemed relevant.

Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms of the Merger Agreement and as described in the Registration Statement, be duly authorized and legally issued, fully paid and nonassessable.

We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement in the section entitled “LEGAL MATTERS.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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